UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 25, 2024

OHIO VALLEY BANC CORP.
(Exact Name of Registrant as Specified in Its Charter)

000-20914
(Commission File Number)

Ohio	31-1359191
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

420 THIRD AVENUE, PO BOX 240
GALLIPOLIS, Ohio 45631
(Address of principal executive offices, including zip code)

(740) 446-2631
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	OVBC	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 2 – Financial Information

Item 2.02. Results of Operations and Financial Condition

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended March 31, 2024, of $2,793,000, a decrease of $1,115,000, or 28.5%, from the same period the prior year. Earnings per share for the first quarter of 2024 were $.58, compared to $.82 for the first quarter of 2023. Return on average assets and return on average equity were .83% and 7.77%, respectively, for the first quarter of 2024, versus 1.28% and 11.85%, respectively, for the same period the prior year.

Ohio Valley Banc Corp. President and CEO, Larry Miller stated, “Though this year’s unfavorable interest rate environment slowed earnings by reducing the net interest margin as we expected, the Company still netted nearly $2.8 million for the quarter. We believe consistent, quality loan growth is key. We are determined to work even harder to maximize returns and improve the quality of life for our shareholders, employees, customers, and the community as a whole.”

For the first quarter of 2024, net interest income decreased $532,000 from the first quarter of 2023. The decrease was largely related to the decrease in the net interest margin, which was partially offset by growth in average earning assets, led by strong growth in the loan portfolio. For the first quarter of 2024, the net interest margin was 3.61%, a decrease from 4.21% for the first quarter of 2023. The decrease in the net interest margin was related to the cost of funding sources increasing more than the yield on earning assets. This increase in the cost of funding was partially linked to the Company’s decision to increase rates on deposit accounts to attract deposits amidst heightened market competition for such funds. In addition, the composition of funding sources trended toward certificates of deposit and wholesale funding sources, which generally cost more than other funding sources, such as, checking, NOW, savings and money market deposit products. Partially offsetting the decrease in the net interest margin was the $119 million growth in average earning assets. The average balance of loans for the first quarter of 2024 was $976 million, an increase of $79 million from the first quarter of 2023, led by commercial and residential real estate lending. For the same period, the average balance maintained at the Federal Reserve increased $60 million and average securities decreased $17 million, as maturities were deployed into higher yielding loans.

For the three months ended March 31, 2024, the provision for credit loss expense was $751,000, an increase of $262,000 from the first quarter of 2023. The provision for credit loss expense for the first quarter of 2024 was primarily related to quarterly net charge-offs of $396,000, general reserves associated with the $18 million increase in total loans since December 31, 2023, and a minor increase in select qualitative risk factors. The ratio of nonperforming loans to total loans was .37% at March 31, 2024, compared to .26% at December 31, 2023 and .39% at March 31, 2023. The allowance for credit losses was .93% of total loans at March 31, 2024, compared to .90% at December 31, 2023 and .84% at March 31, 2023.

Noninterest income totaled $3,696,000 for the first quarter of 2024, a decrease of $71,000 from the same period last year. For the first quarter of 2024, other noninterest income decreased $161,000 from the first quarter of 2023. The decrease was largely related to the closure of Race Day Mortgage at the end of 2023. Due to the closure, there was no mortgage application referral income earned in 2024 compared to $231,000 in commissions earned during the first quarter of 2023. The decline in other noninterest income was partially offset by a $114,000 increase in service charges on deposit accounts.

Noninterest expense totaled $10,741,000 for the first quarter of 2024, an increase of $469,000, or 4.6%, from the same period last year. The Company’s largest noninterest expense, salaries and employee benefits, increased $283,000, or 4.8%, from the first quarter of 2023. The increase was primarily related to annual merit increases and higher health insurance premiums. However, the growth in salaries and employee benefit expense was partially offset by the elimination of staffing for Race Day Mortgage by April 2023, which resulted in a savings of $192,000 for the first quarter of 2024, when compared to the same period last year. For the three months ended March 31, 2024, data processing expense increased $87,000 from the same period last year. The increase was primarily related to debit card processing due to higher transaction volume. Also contributing to higher noninterest expense for the first quarter of 2024 was a $59,000 increase in software expense, as compared to the same period last year.

The Company’s total assets at March 31, 2024 were $1.373 billion, an increase of $20 million from December 31, 2023. The increase in assets was primarily the result of an $18 million increase in loans. At March 31, 2024, total deposits increased $22 million from year end 2023, which occurred primarily within time deposits. Total shareholders’ equity increased $1.8 million from year end 2023.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC. The holding company owns The Ohio Valley Bank Company with 17 offices in Ohio and West Virginia, and Loan Central, Inc. with six consumer finance offices in Ohio. Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Caution Regarding Forward-Looking Information

Certain statements contained in this earnings release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of federal legislation with respect to taxes and government spending and the continuing economic uncertainty in various parts of the world; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; (vii) regulatory changes; and (viii) other factors that may be described in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission from time to time. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended
	March 31,
	2024	2023
PER SHARE DATA
Earnings per share	$0.58	$0.82
Dividends per share	$0.22	$0.21
Book value per share	$30.41	$28.80
Dividend payout ratio (a)	37.60%	25.64%
Weighted average shares outstanding	4,785,773	4,773,461

DIVIDEND REINVESTMENT (in 000's)
Dividends reinvested under
employee stock ownership plan (b)	$202	$193
Dividends reinvested under
dividend reinvestment plan (c)	$391	$510

PERFORMANCE RATIOS
Return on average equity	7.77%	11.85%
Return on average assets	0.83%	1.28%
Net interest margin (d)	3.61%	4.21%
Efficiency ratio (e)	71.47%	65.70%
Average earning assets (in 000's)	$1,261,217	$1,141,835

(a) Total dividends paid as a percentage of net income.
(b) Shares may be purchased from OVBC and on secondary market.
(c) Shares may be purchased from OVBC and on secondary market.
(d) Fully tax-equivalent net interest income as a percentage of average earning assets.
(e) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)
	Three months ended
(in $000's)	March 31,
	2024	2023
Interest income:
Interest and fees on loans	$15,250	$12,276
Interest and dividends on securities	1,017	1,092
Interest on interest-bearing deposits with banks	1,417	426
Total interest income	17,684	13,794
Interest expense:
Deposits	5,899	1,832
Borrowings	595	240
Total interest expense	6,494	2,072
Net interest income	11,190	11,722
Provision for (recovery of) credit losses	751	489
Noninterest income:
Service charges on deposit accounts	725	611
Trust fees	104	86
Income from bank owned life insurance and
annuity assets	225	207
Mortgage banking income	39	47
Electronic refund check/deposit fees	540	540
Debit / credit card interchange income	1,145	1,173
Tax preparation fees	607	631
Other	311	472
Total noninterest income	3,696	3,767
Noninterest expense:
Salaries and employee benefits	6,167	5,884
Occupancy	469	462
Furniture and equipment	334	298
Professional fees	486	433
Marketing expense	225	241
FDIC insurance	148	138
Data processing	807	720
Software	621	562
Foreclosed assets	(2)	2
Amortization of intangibles	3	7
Other	1,483	1,525
Total noninterest expense	10,741	10,272
Income before income taxes	3,394	4,728
Income taxes	601	820
NET INCOME	$2,793	$3,908

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	March 31,	December 31,
	2024	2023
ASSETS
Cash and noninterest-bearing deposits with banks	$15,422	$14,252
Interest-bearing deposits with banks	113,638	113,874
Total cash and cash equivalents	129,060	128,126
Securities available for sale	162,186	162,258
Securities held to maturity, net of allowance for credit losses of $2 in 2024 and 2023;	7,968	7,986
(estimated fair value: 2024 - $7,248; 2023 - $7,390)
Restricted investments in bank stocks	4,983	5,037
Total loans	989,862	971,900
Less: Allowance for credit losses	(9,229)	(8,767)
Net loans	980,633	963,133
Premises and equipment, net	21,728	21,450
Premises and equipment held for sale, net	568	573
Accrued interest receivable	4,338	3,606
Goodwill	7,319	7,319
Other intangible assets, net	5	8
Bank owned life insurance and annuity assets	40,745	40,593
Operating lease right-of-use asset, net	1,159	1,205
Deferred tax assets	6,438	6,306
Other assets	5,469	4,535
Total assets	$1,372,599	$1,352,135

LIABILITIES
Noninterest-bearing deposits	$306,574	$322,222
Interest-bearing deposits	842,210	804,914
Total deposits	1,148,784	1,127,136
Other borrowed funds	43,261	44,593
Subordinated debentures	8,500	8,500
Operating lease liability	1,159	1,205
Allowance for credit losses on off-balance sheet commitments	586	692
Other liabilities	24,527	26,002
Total liabilities	1,226,817	1,208,128

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
2024 - 5,490,995 shares issued; 2023 - 5,470,453 shares issued)	5,491	5,470
Additional paid-in capital	52,321	51,842
Retained earnings	116,614	114,871
Accumulated other comprehensive income (loss)	(11,896)	(11,428)
Treasury stock, at cost (697,321 shares)	(16,748)	(16,748)
Total shareholders' equity	145,782	144,007
Total liabilities and shareholders' equity	$1,372,599	$1,352,135

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OHIO VALLEY BANC CORP.
Date:	April 25, 2024	By:	/s/Larry E. Miller, II
Larry E. Miller, II President and Chief Executive Officer